                                                                EXHIBIT 10.19

                        TERMINAL BUILDING SPACE LEASE

     THIS AGREEMENT is made and entered into as of the 10th day of February 1995, by and between the Horry County Department of Airports, an agency of the County of Horry, organized under the laws of the state of South Carolina, hereinafter called "Landlord", and AIR SOUTH, INC. a corporation, hereinafter called "Permittee".


                                   WITNESSETH:

     WHEREAS, Landlord operates the airport known as the Myrtle Beach Jetport, which is located in the County of Horry, State of South Carolina, which, as it now exists or as it may be expanded in the future, is hereinafter called "Airport", and

     WHEREAS Permittee desires to use certain premises and facilities at the Airport,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto formally covenant, agree, and bind themselves as follows:


                              ARTICLE I - PREMISES

Landlord hereby grants to Permittee the exclusive right to use a room, the total area of which is approximately 140 square feet, which are located on the first floor in the temporary holding facility on the south end of the Passenger Terminal Building, said rooms being sometimes hereinafter referred to as the "Premises".


                          ARTICLE II - USE OF PREMISES

Permittee may use the Premises for administrative offices in connection with the Air South Charter services it is providing at the terminal building, and for no other purposes.


                               ARTICLE III - TERM

The term of this Agreement shall be from February 10, 1995 to December 31 of 1995, and it shall continue on a month-to-month basis thereafter until terminated by either party. Either party shall have the right to terminate this Agreement and the use of the Premises thereunder, at any time and without cause, by serving a written Notice of Termination upon the other party not less than thirty days in advance of its effective date.

                               ARTICLE IV - RENTAL

Permittee shall pay Landlord a use charge, initially computed at the rate of $133.70 per month. Said charge shall be payable in advance, without demand, setoff or deduction, no later than the tenth (10th) day of each month during the term hereof.

Landlord shall have the right to adjust the use charge from time to time and at any time by serving a Notice of Adjusted Charges on Permittee.


                             ARTICLE V - MAINTENANCE

Permittee shall keep the Premises in good, sanitary and neat order, condition and repair. Landlord shall not be obligated to make any repairs, replacements or renewals of any kind, nature or description whatsoever, to the Premises except that repairs to drainage facilities and sewers shall be the responsibility of Landlord only when damage to such facilities was caused by Landlord's own act or omission or the act or omission of its contractors or invitees.

                             ARTICLE VI - UTILITIES

Landlord shall supply electricity, heat and air conditioning to the Premises to the extent and capacity of the existing mains, lines, transformers and panels, and without additional charge.


                             ARTICLE VII - INSURANCE

Permittee shall, at its sole cost, purchase and keep in force at all times during the term hereof a policy or policies of insurance, issued by an insurance company of generally recognized responsibility, insuring Permittee against all liability for property damage and personal injury (including death) arising, or alleged to arise, out of any activity or failure to act of Permittee on, about or with respect to the Premises. Said policy or policies shall also contain a contractual liability endorsement expressly covering the indemnification provisions of this Agreement.

The combined, single limit of liability of the aforesaid policy or policies shall be not less than one million United States dollars ($1,000,000).

                          ARTICLE VIII - INDEMIFICATION

Permittee shall protect, defend, and hold Landlord completely harmless from and against any and all liabilities, losses, suits, claims, judgements, fines, or demands arising by reason of injury or death of any person or damage to any property, (including but not limited to attorney fees, court costs, and expert fees), of any nature whatsoever arising out of or incidental to this Agreement or the use or occupancy of the Premises, or the acts or omissions of Lessee's directors, officers, agents, employees, contractors, sub-contractors, or licensees: however, the above indemnity shall not apply to any injury, death, or damage caused by the sole negligence or willfull acts of Landlord, its agents, servants or employees. Landlord shall give reasonable notice of any such claims or actions. The provisions of this section shall survive the termination of this Agreement.


                                 ARTICLE IX

Article IX has been deliberately left blank in this Agreement.


                        ARTICLE X - REMEDIES UPON DEFAULT

After any Event of Default, Landlord may terminate this Agreement by giving Permittee written notice of such action not less than twenty-four (24) hours prior to its effect. Such termination shall be without forfeiture, waiver, or release of any rights of Landlord to take whatever legal or equitable proceedings Landlord may deem necessary or desirable to collect any fees or other charges or to enforce any other obligation or covenant of Permittee under this Agreement or to exercise any other statutory remedies available to Landlord.


                              ARTICLE XI - NOTICES

Any request, demand, authorization, direction, notice, consent or waiver provided or permitted to be made upon, given by, or furnished to, the Landlord or Permittee shall be sufficient for every purpose hereunder if in writing and mailed by certified or registered mail, postage prepaid and addressed as follows:

      A. TO LANDLORD AT:

         Horry County Department of Airports
         ATTN: Director of Airports
         1100 Jetport Road
         Myrtle Beach, South Carolina 29577

      B. TO PERMITTEE AT:

         Air South, Inc.
         PO Box 11129
         Columbia, SC 29211

Either party may change its address or addressee by mailing a notice meeting the postal requirements of this Article, to the other party, at the other party's then current address.


                                 ARTICLE XII

Article XII has been deliberately left blank in this Agreement.


                         ARTICLE XII - EMPLOYEE PARKING

To the extent they currently exist or may exist in the future, Landlord will make available to Permittee, for non-exclusive use by Permittee's employees working at the Airport, automobile parking facilities. Landlord may, at any time, institute a charge for employee parking based upon Landlord's actual costs of providing, operating, and maintaining such facilities and any associated transportation services.


                      ARTICLE XIV - ALTERATIONS TO PREMISES

Permittee shall make no alterations or additions to the Premises without the prior written approval of Landlord. Nor shall Permittee erect or paint any sign on the exterior of the Premises, or display any sign through an exterior window of the Premises, without first obtaining the written approval of Landlord.


                                   ARTICLE XV

Article XV has been deliberately left blank in this Agreement.


                               ARTICLE XVI - TAXES

All taxes or government-imposed fees in any way consequent upon this Agreement, or upon any subsequent modification or extension of this Agreement, or upon any interest created by this Agreement or a subsequent modification or extension of this Agreement, regardless of how, by whom and when imposed, shall be borne solely by Permittee. To the extent Landlord shall be required to pay any such taxes or fees, Permittee shall promptly reimburse Landlord.

Without limiting the generality of the foregoing paragraph, Permittee shall absorb all sales taxes, if any, assessed or levied on account of any monies payable by Permittee to Landlord hereunder.

                             ARTICLE XVII - NO LIENS

Permittee shall keep the Premises and all personal property therein or thereon free and clear of liens of any kind and shall defend, indemnify and save Landlord harmless against all costs expenses, loss, loss of use, and damages resulting from the attempts to file liens against the Premises or the filing of liens against any personal property therein by any architect, contractor, subcontractor, laborer, supplier, vendor, or materialman hired by Permittee.


                       ARTICLE XVIII - RIGHT TO INSPECTION

Landlord shall have the right to enter upon and inspect the Premises during normal business hours.

                  ARTICLE  XIX - ASSIGNMENT AND SUBLETTING

Permittee shall not assign or transfer any interest in this Agreement, or any part thereof, without the prior written consent of the Landlord.


             ARTICLE XX - COMPLIANCE WITH LAWS AND REGULATIONS

Permittee shall observe and obey, and shall require its employees, suppliers and business invitees to observe and obey, all present and future, duly-promulgated laws, ordinances, enactments, orders, rules and regulations relating to use and occupancy of the Premises and at the Airport.

Permittee agrees to comply conscientiously with the spirit as well as the wording of all laws and regulations dealing with protection of the environment and applicable to its operations at the Airport, and, in such regard, Permittee agrees to prevent the escape of regulated gases under Permittee's control into the atmosphere and the entry of oil, fuel, glycol, solvents, heavy metals or other regulated materials under Permittee's control onto Airport property or into the drainage system of Airport or the drainage system of the surrounding communities, unless such gases and materials are first properly treated with equipment installed with the written approval of Landlord for that purpose or unless such gases and materials are otherwise well within limits prescribed by applicable laws and regulations. Permittee agrees to indemnify fully and save and hold Landlord harmless from any and all penalties, losses, liabilities and costs, including attorneys fees, arising from Permittee's failure to comply with the requirements of this paragraph, and will bear all costs, including remediation costs, related to prohibited entry of such oil, fuel, glycol, solvent, heavy metal or other regulated materials onto Airport property or into said drainage systems resulting from Permittee's conduct.


                      ARTICLE XXI - SURRENDER OF POSSESSION

Permittee shall yield and deliver possession of the Premises to Landlord at the termination of this Agreement "broom clean" and in good condition, except for reasonable wear and tear. Permittee shall have the right at any time during the term to remove those trade fixtures and equipment which were installed or placed, at Permittee's expense, in the Premises, so long as no damage is inflicted on the Permitted Premises. Permittee's right to remove its trade fixtures and equipment is futher subject to any valid lien which Landlord may have perfected thereon.


                          ARTICLE XXII - FORCE MAJEURE

Neither Landlord nor Permittee shall be deemed in violation of this Agreement if either is prevented from performing any of its obligations hereunder by reasons of strikes, boycotts, labor disputes, embargoes, shortages of materials, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, floods, riots, rebellions, acts of sabotage, or other circumstances over which the party has no control. However, this Article shall in no case be construed to excuse Permittee from paying Landlord any monies due hereunder. And, in any case where a party believes this Article applies, such party shall promptly give the other party written notice of that Force Majeure preventing performance.


                       ARTICLE XXIII - GOVERNING LAWS

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

                   ARTICLE XXIV - PRIOR AGREEMENTS SUPERSEDED

Any prior agreements between the parties with respect to the Premises, written and oral, are superseded by this Agreement and hereby made a nullity. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and it may not be modified, amended or extended except by a subsequent instrument executed with the same formalities as this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

ATTEST:                           FOR LANDLORD:

                                  HORRY COUNTY DEPARTMENT OF AIRPORTS


---------------------             -----------------------------------
                                  COUNTY COUNCIL CHAIRMAN



                                  -----------------------------------
                                         DIRECTOR OF AIRPORTS

                                  -----------------------------------
                                                 DATE


ATTEST:                           FOR PERMITTEE:

                                  AIR SOUTH, INC.

                                    /s/
---------------------             -----------------------------------


                                               2/20/95
                                  -----------------------------------
                                                DATE


APPROVAL AS TO FORM:





---------------------
AIRPORT ATTORNEY

                              MYRTLE BEACH JETPORT
                        NON-SIGNATORY AIRLINE USE PERMIT


        THIS USE PERMIT ("AGREEMENT") is made and entered into this the 20th day of February, 1995 by and between HORRY COUNTY, a corporate body existing under the laws of the State of South Carolina ("COUNTY") and AIR SOUTH, INC., a corporation organized and existing under the laws of the State of Illinois ("AIRLINE"),

                                 WITNESSETH

         WHEREAS County is the operator of the public-use airport known as the Myrtle Beach Jetport ("JETPORT") situated in Myrtle Beach, South Carolina; and

         WHEREAS, the County operates the Jetport to facilitate commercial passenger and cargo aircraft operations and service to the Myrtle Beach, Horry County and Georgetown County, South Carolina area; and

         WHEREAS, Airline is engaged in the business of commercial air transportation of persons, property, cargo, and mail ("AIR TRANSPORTATION"); and

         WHEREAS, Airline wishes to commence or continue operating its Air Transportation business at the Jetport and, in connection therewith to use the aeronautical facilities and common-use terminal areas of the Jetport ("JETPORT PREMISES"); and

         WHEREAS County has entered long term use and lease agreements with other airlines concerning the Jetport Premises which impose certain obligations and liabilities on and confer certain benefits to these other airlines ("SIGNATORY AIRLINES") and has offered Signatory Airline status to Airline; and

         WHEREAS Airline does not wish to execute a signatory airline use and lease agreement and become a Signatory Airline;

         NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained County and Airline agree as follows:

         1. Jetport-Use. For so long as Airline shall have a space use and/or ground handling agreement with another entity or entities, including County, occupying terminal facilities at the Jetport under lease from or permit by the County and/or providing ground handling services under authority of the County ("GROUND HANDLERS"), Airline shall have the right to operate its Air Transportation business at the Jetport including the right to: land and take-off its aircraft; park its aircraft and load and unload its passengers, baggage, mail and air cargo at locations provided by its Ground Handlers; and do the other things usual and necessary in the conduct and operation of an Air Transportation business. Airline shall not conduct any business or commercial operation from or on the Jetport that is not part of its Air Transportation business.

         2. Term. This Agreement shall be on a month-to-month basis commencing on the date this Agreement is executed by both Airline and County. Either party may terminate this Agreement by serving written notice upon the opposite party at least fifteen (15) days in advance of the effective date of such termination notice.

         3.       Use of Terminal Facilities.

         (a) So long as Airline is not in default of any obligation hereunder, Airline shall have the right, in common with other airlines operating at the Jetport, to use the common-use facilities of the terminal building. Airline's use of such common-use areas shall be limited to the enplaning and deplaning of its air passengers and their baggage in connection with the operation of its Air Transportation business. Airline agrees that its use of the common-use areas shall be subject to the rules and regulations established from time-to-time by the Horry County Department of Airports, and to the reasonable directives of the County's Director of Airports or his designee.

         (b) Airline acknowledges that it shall have no exclusive, or preferential leasehold interest in any aircraft parking positions, passenger hold rooms or loading bridges at the Jetport but that it shall use the facilities provided by the Ground Handlers, including ticket counter, gate position and aircraft parking positions at the terminal building.

         4. Rents, Fees and Charges. In consideration of its use of the facilities of the Jetport and the rights granted hereunder, Lessee shall pay the following rents, fees and charges:

         (a) Terminal Common Area Charges. Airline shall pay no rentals directly to the County for its use of the terminal facilities leased exclusively or preferentially to its Ground Handlers. Each month during the term of this Agreement, Airline shall pay directly to the County a charge for use of those terminal facilities at the Jetport, such as the baggage claiming facilities, that were used by Airline in common with the Signatory Airlines and other airlines that month. Said charge shall be calculated in accordance with the then effective non-signatory joint use formula and rental rates established by County for such areas.

         (b) Landing Fees. For its use of the runways, taxiways and appurtenant facilities of the airfield, Airline shall pay a landing fee for each and every aircraft landed by the Airline at the Jetport. The landing fee shall be determined by multiplying the then current non-signatory Landing Fee Rate, established by County from time to time, times each 1,000 pounds of the total Certified Maximum Gross Landing Weight of each Aircraft landed by Airline at the Jetport during the month; provided that the product of such multiplication is greater in each case than the then effective minimum landing fee payable for each landing at the Jetport. In every case where the then effective minimum landing fee is greater, Airline shall pay the minimum landing fee for said landing. "CERTIFIED MAXIMUM GROSS LANDING WEIGHT." means the maximum gross landing weight certified by the ("FAA") for each aircraft type operated by Airline at the Jetport.

         (c) Security Fees. Each month during the term of this Agreement, Airline shall pay County as a "SECURITY FEE" a portion of the County's cost of complying with Federal Air Regulations ("FARs") 107 and 108 ("COUNTY'S FAR SECURITY COSTS") at the Jetport. Airline's Security Fees shall be calculated by applying each month to the County's FAR Security Cost the percentage that Airline's revenue passengers enplaned at the Jetport bore to the total of all revenue passengers enplaned at the Jetport during the month covered by the County's FAR Security Costs.

         5. Monthly Activity Report. Airline shall furnish to County on or before the tenth (10th) day of each month, in a format approved by the Director of Airports, a true report of Airline's operations at the Jetport during the preceding month setting forth all data necessary to calculate the common area fees, Landing Fees, and Security Fees due from Airline and/or its Ground Handlers under this Agreement. This report shall include, but shall not necessarily be limited to, Airline's total number of landings for the month by type of aircraft, the Certified Maximum Gross Landing Weight for each of the aircraft landed at the Jetport for said month, the total number of revenue and non-revenue passengers enplaned and deplaned at the Jetport for such month, and the amount of cargo, freight and mail loaded and unloaded at the Jetport for such month. Failure to timely submit any such report shall be considered an event of default under this Agreement.

         6. Payment of Fees and Charges. Following receipt of the monthly activity report, County shall transmit to Airline a statement of the fees and charges incurred by Airline during said month and the same shall be paid by Airline within fifteen (15) days after the receipt of such statement by Airline. The acceptance by County of any such payment made by Airline shall not be a waiver of the total amounts due and shall not preclude County from questioning the accuracy of Airline's report submitted to County.

         7. Maintenance. Airline agrees that it will, at its sole cost, promptly repair or replace any Jetport Premises and other premises of the Jetport damaged through or by its operations, using materials and workmanship of original quality. Further, Airline will, at its sole cost, immediately move any of its aircraft or ground service vehicles when and as requested by the County. County agrees to maintain and operate the Jetport Premises in such a manner as to keep them suitable for Airline's use in its Air Transportation business, but nothing herein contained shall be construed as increasing the liability of the County over that imposed upon County by federal law or the laws of the State of South Carolina.

         8. Leased Premises. Airline is not granted any possessory interest in any premises at the Jetport under this Agreement. Such premises as Airline may occupy or use on an exclusive or preferential-use basis at the Jetport, if any, will be demised by and in a separate writing.

         9. Rules and Regulations. Airline shall comply with all rules and regulations of County which are now in effect or may hereafter be enacted; provided that Airline shall have first been given oral or written notice of such rules and regulations.

         10. Indemnification. Airline agrees to protect, defend, indemnify, and hold County, its commissioners, directors, agents, officers and employees completely harmless from and against any and all liabilities, losses, suits, claims, judgements, fines or demands arising by reason of injury or death of any person or damage to any property (including but not limited to attorney fees, court costs, and expert fees) of any nature whatsoever arising out of or incidental to this Agreement or Airline's use of or occupancy of the Jetport Premises or other premises of the Jetport, or the acts or omissions of Airline's directors, officers, agents, employees, contractors, subcontractors, or licensees. County shall give reasonable notice of any such claims or actions. The provisions of this section shall survive the termination of this Agreement with respect to claims that accrued prior to the termination of this Agreement.

         11. Non-liability of County. County shall not be liable for any acts or omissions of Airline, or its agents, servants, employees or independent contractors, or for any conditions resulting from the operations or activities of Airline's agents, servants, employees or independent contractors, either to Airline or any other person; nor shall County be liable for any loss or damage to any personal property or equipment of the Airline; excepting only such loss or damage arising from the sole negligence or willful misconduct of County, its Commissioners, employees or agents.

         13. Insurance. Airline agrees to carry and keep in force a policy or policies of public liability insurance, with an insurance company or companies of recognized responsibility, covering the bodily injury and property damage liabilities that Airline has agreed by this Agreement to hold the County, its commissioners, directors, agents, officers, and employees harmless against and to indemnify. Airline agrees to carry and keep in force such insurance with limits of liability for death, personal injury and property damage in an aggregate sum equal to not less than fifty million dollars ($50,000,000).

         A certificate or certificates evidencing such insurance coverage shall be filed with the County prior to the date Airline commences service to the Jetport and said certificate or certificates shall provide that such insurance coverage will not be canceled, reduced or materially changed without at least ten (10) days prior written notice to the County. At least thirty (30) days prior to the expiration of any such policy, a certificate showing that such insurance coverage has been renewed or extended shall be filed with the County. If such coverage is canceled, reduced or materially changed, Airline shall, within ten (10) days after receipt of written notice, file with the County a certificate or certificates showing that the required insurance has been reinstated or provided through another insurance company or companies.

         13. Delinquent Fees. There shall be added to all sums due to County and unpaid an interest charge of one and one-half percent (1 1/2%) of the principal sum for each full calendar month of delinquency or eighteen percent (18%) per annum, computed as simple interest. The payment of any such interest shall not cure or excuse any default by Airline under the Agreement.

         14. Notice. Whenever any notice is required by this Agreement to be made, given or transmitted to the parties hereto such Notice shall be deemed to have been given if enclosed in an envelope with sufficient postage attached, and sent by certified mail, and deposited in the United States mail addressed to:

         (a)   As to County:

               Horry County Department of Airports
               1100 Jetport Road
               Myrtle Beach SC 29577

               ATTN:       Director of Airports
                           (803) 448-1580

         (b)   As to Airline:

               Air South, Inc.
               P. 0. Box 11129
               Columbia, SC 29211

               Attn:    President


or at such other place as either party shall give the other Notice of.

         15. Non-Discrimination. Airline, for itself, its personal representatives, successors in interest and assigns, as a part of the consideration hereof, does hereby covenant and agree that:

         (a) No person shall be excluded on the ground of race, color or national origin from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of Jetport Premises

         (b) No person shall be excluded on the grounds of race, color or national origin from participation in, denied the benefits of or otherwise be subjected to discrimination in the construction of any improvements on or at the Jetport and the furnishing of services thereon;

         (c) Airline shall use the Jetport Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation Effectuated by Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended. Airline agrees to furnish service on a fair, equal and not unjustly discriminatory basis to all users thereof and to charge fair, reasonable and not unjustly discriminatory prices for each unit of service.

         (d) Nothing herein contained shall be construed to grant or authorize the granting of an exclusive right and the County reserves the right to grant to others the privilege and right of conducting any and all activity of an aeronautical nature.

         16. Termination for Cause. County may immediately terminate this Agreement for nonpayment of fees due or Airline's failure to provide and maintain required insurance.

         Upon termination of this Agreement, Airline's authority to use the Jetport Premises and other Jetport facilities and the rights herein granted shall cease and Airline shall cease its operations at the Jetport.

         All fixtures, equipment and other property brought, installed, or placed by Airline in or on the Jetport under this agreement shall be deemed the personal property of Airline and Airline shall have the right at any time during the term of this Agreement, and for one (1) month after termination of this Agreement to remove any of its personal property from the Jetport; provided that Airline is not then in default in its payments to County hereunder; and subject to Airline's obligation to repair all damage resulting from its removal of such personal property. Any and all property not removed by Airline prior to expiration or the aforesaid one (1) month period, shall thereupon be deemed attached to the land upon which it is located and title thereto shall thereupon vest in County. Airline shall pay County the customary rental for any premises so occupied by Airline's personal property during the one (1) month or the part thereof after termination of this Agreement.

IN WITNESS WHEREOF, each party hereto has executed this Agreement the day and year written below with all the formalities required by law.


ATTEST:                                     HORRY COUNTY



/s/ Tammy Baxley                            By:  /s/
---------------------------                    ------------------------------
                                            Its: Director of Airports
                                                -----------------------------
                                            Date: 2/2/95
                                                 ----------------------------



ATTEST:                                     AIR SOUTH, INC.




/s/ Sharlon C. O'Neal                       By:  /s/
---------------------------                    ------------------------------
                                            Its: VP Airline OPS
                                                -----------------------------
                                            Date: 2/20/95
                                                 ----------------------------

APPROVED AS TO FORM:


---------------------------
County Attorney

    Myrtle Beach Jetport       [HORRY COUNTY S.C. LOGO]
     1100 Jetport Road                                     Phone (803) 448-1580
Myrtle Beach, South Carolina 29577



                             DEPARTMENT OF AIRPORTS


January 17, 1995



Mr. Dennis B. Crosby
Vice-President Airline Operations
Air South, Inc.
PO Box 11129
Columbia, SC 29211

RE: RATES AND CHARGES FOR THE MYRTLE BEACH JETPORT

Dear Mr. Crosby:

Enclosed are the costs of space rental, security, ground handling, landing fees, and fuel servicing for the Myrtle Beach Jetport. Exclusive use space costs include the square foot costs of construction and maintenance and take into account air-conditioned or non air-conditioned space. Allocation of 10% of the common area is divided among five (5) carriers assuming that the American Eagle space is sublet.

We need you to select your space required, and inform us in writing immediately to allow for agreements to be drawn, and modifications to the space be accomplished prior to start of your operations.

Should you need further information or have any questions, please contact me.

Sincerely,


/s/ C.P. Winters
--------------------------------------
C.P. Winters
Director of Airports

cc: Mr. Frank Newton, Newton & Assoc.

TC:tb

                             TERMINAL SPACE COSTS *



                                                  Annual          Monthly
1. Eastern Space                                  ------          -------
   Bag M-Up         657.22SF @ 17.50           $11,501.35        $ 958.45
   Office           209.5 SF @ 18.48             3,871.56          322.63
   Ticket Counter   312.32 SF @ 18.48            5,771.67          480.97
                    TOTAL                      $21,144.58        $1762.05


2. Vacant Unfinished
   Bag M-Up         1265.5SF @ 17.50           $22,146.25        $1845.52
   Office           396.5SF @ 18.48              7,327.32          610.61
   Counter          224.7SF @ 18.48             4.152.46          346.04
                    TOTAL                      $33,626.03        $2802.17


3. American-Flagship
   Bag M-Up         380SF @ 17.50              $ 6,651.00        $ 554.25
   Office           1050.2SF @ 18.48            19,407.00         1617.25
   Counter          446.5SF @ 18.48              8,250.96          687.58
                    TOTAL                      $34,308.96        $2859.08


4. Common Areas (10%) divided among US Air-Air South-ASA-Comair-MB Jet Express
   Bag Claim                                   $ 5,438.30        $ 453.19
   Hold Room                                     8,236.80          686.40
                    TOTAL                      $13,675.10        $1139.59


5. Common Areas (90%) divided equally among airlines based on percentage of enplanements for the month. The 90% divided by percentage is $30,887.78 monthly.


6. SECURITY FEES
Based on salaries of four law enforcement officers.
$84,906 annual
$7,075.50 monthly
Paid by airlines based on percentage of monthly enplanements

*See enclosed sample allocation cost statement for January 1995.

1/10/95                        MYRTLE BEACH JETPORT
    PASSENGER TERMINAL BUILDING - ALLOCATION OF RENTALS FOR COMMON USE AREAS
                        CONTRACT RATES THRU JUNE 30, 1995

  TOTAL                         TOTAL RENTAL
SQ. FEET                  RATE             CHARGES               PASSENGER TERMINAL BUILDING
----------               ------            -------               ---------------------------
    6,889                21.212            146,130                    BAGGAGE CLAIM
    5,465                17.502             95,653                    BAGGAGE DROPOFF
                                            30,132                    BAGGAGE CONVEYOR
                                           -------       $ 271,915    TOTAL BAGGAGE CLAIM AREA

    4,029                17.502             70,519                    AIRSIDE WALKWAY
   15,160                21.212            321,575                    DEPARTURE LOUNGES
    1,128                17.502             19,743                    HOLDROOM STAIRS
                                           -------         411,837    TOTAL HOLD ROOM AREA
                                                         ---------
                                                         $ 683,752 /12 = $56,979 (MONTHLY)
===================================================================================================================================
                                           MONTH OF JANUARY, 1995

PRORATION FORMULA FOR BAGGAGE CLAIM AREA:  10% EQUALLY & 90% ENPLANEMENTS

                                      $271,915 / 12 = $22,659.58
$22,659.58 X 90% = $20,393.62                                   : $22,659.58 X 10% =  $2,265.96
                                                                :     EQUAL                   TOTAL
           PRIOR MONTH ENPLANEMENTS                             :    MONTHLY                  MONTH
ENPLANEMENTS            %            ALLOCATION                     ALLOCATION              ALLOCATION          AIRLINE
------------         ------          ----------                    -----------              ----------          -------
   12,985             74.64          $15,221.80                     $ 566.49                $15,788.29          USAIR
      879              5.05            1,029.88                       566.49                  1,596.37          FLAGSHIP
    3,436             19.75            4,027.74                       566.49                  4,594.23          ATL. SOUTHEAST
       98               .56              114.20                       566.49                    680.69          COMAIR
   ------            ------          ----------                    ---------                ----------
   17,398            100.00          $20,393.62                    $2,265.96                $22,659.58

                                  PRORATION FORMULA FOR HOLD ROOM: 10% EQUALLY & 90% ENPLANEMENTS

                           $411,837 / 12 = $34,319.75
$34,319.75 X 90% = $30,887.78                                   : $34,319.75 X 10% = $3,431.98
                                                                :     EQUAL                    TOTAL
           PRIOR MONTH ENPLANEMENTS                             :    MONTHLY                   MONTH
ENPLANEMENTS            %            ALLOCATION                     ALLOCATION               ALLOCATION         AIRLINE
------------         ------          ----------                    ---------                 ----------         -------
    12,985            74.64          $23,054.64                    $  858.00                $23,912.64          USAIR
       879             5.05            1,559.83                       858.00                  2,417.83          FLAGSHIP
     3,436            19.75            6,100.34                       858.00                  6,958.34          ATL. SOUTHEAST
        98               56              172.97                       858.00                  1,030.97          COMAIR
    ------           ------          ----------                    ---------                ----------
    17,398           100.00          $30,887.78                    $3,432.00                $34,319.78

                                                                                              SUMMARY
                                                                                              TOTALS            AIRLINE
                                                                                            ----------          -------
                                                                                            $39,700.93          USAIR
                                                                                              4,014.20          FLAGSHIP
                                                                                             11,552.57          ATL. SOUTHEAST
                                                                                              1,711.66          COMAIR
                                                                                            ----------
                                                                                            $56,979.36
                                                                                            ==========

                  MYRTLE BEACH JETPORT FUEL SERVICING AGREEMENT

This fuel servicing agreement, made and entered into this_______ day of____________, 19__ by and between Horry County Department of Airports (HCDA) of the County of Horry in the state of South Carolina and _____________________ ___ with its principal office and place of business in _______________________.


                                   WITNESSETH
WHEREAS, HCDA operates the Myrtle Beach Jetport and through its fixed base operator (FBO) provides airport related fueling services at Myrtle Beach Jetport (hereinafter called "Airport") and has the ability to provide the necessary materials and labor to fully accomplish the services hereinafter described or referenced; and

WHEREAS,_______________________________ desires to have and is relying upon HCDA to provide all such services as are enumerated in this agreement, its appendices which are incorporated herein and attached hereto and, if any, subsequent amendments; and

WHEREAS,_______________________________ conducts regularly scheduled flights to or from the airport and desires to obtain services at the airport; and

WHEREAS, HCDA shall in accordance with the provisions of this Agreement provide all such services as specified by _____________________________ at the airport.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and conditions contained in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:


                                    ARTICLE I
                              Term and Termination

Section 1.1 - This agreement shall commence as of ___________________________, through ________________, and continue thereafter on a month-to-month basis if desired by both parties.

Section 1.2 - ______________________, reserves the right and may exercise such right within its discretion to terminate and cancel without prior notice this Agreement in the event that HCDA, in __________________ opinion, is not or can not perform to _________________________ satisfaction the services and obligations required of it pursuant to the terms of this Agreement. It is understood that the effectiveness of this Agreement, is at all times predicated on ___________________ continuing authority to operate at the Airport.

                                   ARTICLE II
                                Scope of Service

Section 2.1 - HCDA shall supply to __________________ the materials and services necessary to accomplish airport fueling services as specified in Appendix A. Airport fueling services shall include but not be limited to the fueling of aircraft, management of fuel inventories, quality control, timely completeion and submission of related management reports. It is agreed and understood that such materials and services shall include, but not be limited to, provision of necessary fuel trucks and fuel storage facilities and their maintenance.

Section 2.2 - HCDA agrees to provide adequate and capable supervisory and working personnel. HCDA agrees to have its personnel trained by ______________ initially in its proper fueling and reporting operations and to designate a qualified individual to maintain the level of such training.

Section 2.3 - HCDA services shall be available to __________________ seven (7) days a week with normal operating hours between 0530 and 2200. In emergency situations or with prior coordination, services will be provided between 2200 and 0530 with charges as stated in Appendix B. _______:_______ shall provide to HCDA schedules of its flight operations on a monthly basis and changes to those schedules as they occur from time to time.

Section 2.4 - The services shall be in accordance with the standards of ________________ as outlined in the _________________ fuel manual.

Section 2.5 - All work performed by HCDA shall be in compliance with all rules and regulations relating to the implementation and operation of this contract including, but not limited to those federal, state, county and city governments, their agencies and departments having jurisdiction.

                                   ARTICLE III
                                     Notices

Section 3.1 - Notices by either party shall be made in writing and delivered by United States mail or in person to the addressees below. Such notices shall be deemed valid and effective when received.

HCDA:        Horry County Department of Airports
             1100 Jetport Road                     -------------------------
             Myrtle Beach, SC 29577                -------------------------
             ATTN: C.P. Winters                    -------------------------

                                   ARTICLE IV
                                  Compensation

Section 4.1 - ____________________ shall pay HCDA on a monthly basis for services rendered at rates specified in Apeendix B. Invoices shall be prepared monthly and shall be paid within (10) days after receipt. Invoices are to be sent to:








                                    ARTICLE V
                                   Assignment

Section 5.1 - The parties agree that neither party may assign its interest under this Agreement without the prior consent of the other party, except that either party may assign this Agreement to any affiliated company, or any successor to its business through merger, consolidation, reorganization or voluntary sale or transfer of substantially all of its assets.

                                   ARTICLE VI
                         Interpretations and Enforcement

Section 6.1 - Should the appendices of this Agreement be found to conflict with the body of the Agreement, the Appendices shall prevail.

Section 6.2 - If one portion of this Agreement shall be found to be unenforceable for any reason, the remainder of the contract shall remain in full effect.

Section 6.3 - This Agreement shall constitute the entire understanding between the parties hereto and there are no agreements or understandings whether written or oral that are not incorporated herein.

IN WITNESS WHEREOF, the parties hereto have affixed their signature and cause this Agreement to be duly executed as of the date above written.



Executed in the presence of:
                                    -----------------------------------

                                    By:
---------------------------            --------------------------------
                                    Title:
                                          -----------------------------


                                    Horry County Department of Airports


                                    By:
---------------------------            --------------------------------
                                    Title:
                                          -----------------------------

                                   APPENDIX A


                             AIRPORT FUELING SERVICE


All work to be performed will be accomplished according to the__________________ fuel manual. The performance of airport fueling services as wen as quality control, management reports and other work are outlined as follows:

Into Plane Fueling
HCDA shall dispense into ___________________________ aircraft aviation turbine fuel- Jet A as scheduled and requested by the airline manager or his designee. All work must be accomplished in a timely manner in order to support on-time departure goals.

HCDA shall order, receive and maintain aviation turbine fuel - Jet A inventory from designated suppliers for _________________ operations requirements. Sufficient fuel is to be received and stored to ensure uninterrupted flight operations. Work shall be in accordance with the fuel manual.

Inventory receipts shall be received in gross gallons. Disbursements into aircraft shall also be in gross gallons. Monthly, an inventory report shall state the book inventory (gross receipts minus gross issues). The month-ending physical inventory should be compared to the book inventory figure. The difference shall not be more than one quarter of one percent (.25%) of the gross issues. The physical ending inventory shall be the new months' beginning inventory. If the inventory is commingled, a full statement of all participants will be made with gains/losses shared proportionately to issues.

Oualitv Control
All work shall be done with the strictest and highest standards as outlined in the Fuel Manual. Quality control of the fuel products shall not be compromised in any way.

Inspections can be accomplished by ___________________________ Quality Assurance personnel as required. Such visits can be both scheduled and unscheduled. HCDA will upon notification of such inspection make all operating records, facilities, equipment and such other material as may be requested available to Quality Assurance personnel and shall cooperate fully with such inspection.

Related Management Reports
In accordance with the fuel manual, certain reports are required of HCDA including disbursements by flight and aircraft number, receipts, quality control and such others as are required by __________________________ from time to time.

Audits can be accomplished as required. Such visits can be both scheduled and unscheduled. HCDA will upon notification of such audit make all inventory records and such other material as be requested available to Audit personnel and shall cooperate fully with such audit.

Aircraft Sumping
If aircraft sumping is required, fuel tanks will be sumped in accordance with the fuel manual.

Aircraft Defueling
This shall be accomplished in accordance with the fuel manual.

                                   APPENDIX B

                               FUEL SERVICING FEES

                              MYRTLE BEACH JETPORT


For all services as outlined in this Agreement, its amendments and appendices by reference herein, the following fuel servicing fees will be charged:

INTO-PLANE SERVICE - A minimum fee of $20 will be charged each time company inventory fuel is delivered to a ________________________ scheduled aircraft.

GALLONS SERVICED MONTHLY INTO AIRCRAFTS
                                                     Price per Gallon
                                                     ----------------
0-25,000                                                 $ .10
25,001-50,000                                              .05
50,000-+                                                   .03

MINIMUM MONTHLY INTO-PLANE FEE - (company must provide and maintain their own fuel inventory in HCDA fuel farm)
A) Companies providing service with Jet aircraft:
         *less than an annual average of one aircraft per day               $1,000
         *1-3 aircraft flights scheduled per day (annual average)            2,500   minimum
         *4 or more aircraft flights scheduled per day (annual average)      3,600   minimum

B) Companies providing service with turboprop aircraft: (gross weight of
   12,500 lbs or more)
         *1-3 aircraft scheduled per day (annual average)                   $1,000   minimum
         *4 or more aircraft scheduled per day (annual average)              2,500   minimum

C) Companies providing service with turboprop aircraft (gross weight under
   12,500 lbs)
         *1-2 aircraft scheduled per day (annual average)                   $  450
         *3 or more aircraft scheduled per day (annual average)                850

D) The minimum monthly fee for _____________ is $________________.

LATE ARRIVALS OR EARLY DEPARTURES
Flights requiring fueling services between 2200 and 0530 a.m. shall incur an additional charge of $25.00 per hour surcharge, with a minimum charge of 2 hours.

DEFUEL FEE
$.20 per gallon defueled

7. GROUND HANDLING SERVICE
Cost per flight including baggage handling, parking, aircraft cleaning, lavatory service, catering (water and ice) and 10 year amortization of ground handling equipment. 1995 Cost per flight per day = $250.00


8. LANDING FEES
Based on maximum gross landing weight of the aircraft - $1.68 per 1000lbs 737-300 = $191.52
737-400 =  203.28
MD80-82 =  218.40
MD80-83 =  234.36

9.  FUEL SERVICE
Into-Plane Service
a.  Minimum of $20 per airplane serviced
b.  Gallon serviced monthly
    0-25,000 gals          Price .10gal
    25,000 - 50,000 gals   Price .05gal
    50,000 +               Price .03gal
c. Minimum monthly into-plane fee*
*See enclosed fuel servicing agreement

                    [NEWTON & ASSOCIATES, INC. LETTERHEAD]

February 10, 1995



Mr. Dennis Crosby
Air South Inc.
101 Trade Zone Drive
Suite 9A
West Columbia, South Carolina 29170

Re:      Space Use Permit;
         Myrtle Beach Jetport

Dear Mr. Crosby:

Enclosed are three copies of a Space Use Permit proposed to cover Air South's occupancy and use, on an exclusive-use basis, of certain space in the Passenger Terminal at the Myrtle Beach Jetport (i.e., the space last used by Eastern Airlines' "Metro" affiliate).

This Space Use Permit complements the Non-Signatory Airline Use Permit previously transmitted, which was (and is) proposed to cover Air South's use of the common-use facilities of the Jetport, including common-use space in the Passenger Terminal.

If the enclosed document is in order, please have two copies duly executed on behalf of Air South and return them to me for subsequent execution on behalf of Horry County, the operator of the Jetport.

After County execution, I will return one, fully-executed copy of the Space Use Permit to you for Air South's files. Pending that, you may wish to keep the third copy in your files for reference purposes.

Very truly yours,


/s/ Brendan P. Carmody
----------------------------
Brendan P. Carmody
Vice President

cc:     C.P. Winters - HCDA
        Todd Crawford - HCDA
        Emma Ruth Brittain, Esq. - HCDA

                                                                  EXHIBIT 10.21


                                 AIRPORT USE AND
                                 LEASE AGREEMENT

                       RICHLAND-LEXINGTON AIRPORT DISTRICT

                                       and

                                 AIR SOUTH, INC.

                       RICHLAND-LEXINGTON AIRPORT DISTRICT
                                       and
                                 AIR SOUTH, INC.

                         Airport Use and Lease Agreement

                                    I N D E X

                                                                                Page #:
                                                                                -------
Article I             Term                                                        2

Article II            Lessor to Maintain and Operate Airport                      2

Article III           Rights of Airline                                           2-5

Article IV            Passenger Terminal Building                                 6-7

Article V             Landing Fees and Landing Fee Rate                           7-8

Article VI            Establishment of Rates and Charges in Future                8-13

Article VII           No Other Charges                                            13-14

Article VIII          Quiet Enjoyment                                             14

Article IX            Inspection By Lessor                                        14

Article X             Indemnification and Liability Insurance                     14-15

Article XI            Letter of Credit                                            15-16

Article XII           Rules and Regulations                                       16

Article XIII          Assignment and Subletting                                   16

Article XIV           Force Majeure                                               16-17

Article XV            Surrender of Possession                                     17

Article XVI           Cancellation By Lessor                                      17-18

Article XVII          Cancellation By Airline                                     18-19

Article XVIII         Damage or Destruction of Leased Premises                    19-20

Article XIX           Right To Convert Rate Formula                               20

Article XX            Non-Waiver of Rights                                        21

Article XXI           Invalidity of Clauses                                       21

Article XXII          Approval By Lessor                                          21

Article XXIII         Headings                                                    21

Article XXIV          Equal Terms                                                 21

                                                                                Page #:
                                                                                -------
Article XXV           Title to Airline Installed Improvements
                      and Property                                                22

Article XXVI          Alterations and Additions                                   22

Article XXVII         Licenses and Permits                                        22

Article XXVIII        Notices                                                     22

Article XXIX          Charges for Late Payment                                    23

Article XXX           Attorneys Fees                                              23

Exhibit "A"

Exhibit "B" (2 Pages)

Exhibit "C"

Exhibit "D"

Exhibit "E"

Exhibit "F"

Exhibit "G"

                         AIRPORT USE AND LEASE AGREEMENT

         THIS AGREEMENT, made and entered into as of the 15th day of August 1994 by and between the RICHLAND-LEXINGTON AIRPORT DISTRICT, a public body corporate organized under the laws of the State of South Carolina, hereinafter called "Lessor" and AIR SOUTH, INC., a South Carolina based corporation, hereinafter called "Airline".

                              W I T N E S S E T H:

         WHEREAS, Lessor owns and operates the Airport known as Columbia Metropolitan Airport, which is depicted on the attached Exhibit A, which as it now exists, or as it may be changed in the future, is hereinafter called "Airport"; and

         WHEREAS, Lessor has the right to lease property on the Airport together with the facilities, rights, licenses and privileges hereinafter granted, and has full power and authority to enter into this Agreement in respect thereof; and

         WHEREAS, Airline has applied for certification to engage in the business of air transportation by aircraft for carriage of persons, property and mail, hereinafter called "Air Carrier Service"; and

         WHEREAS, Approval by all regulatory authority shall be required prior to the commencement of service by Airline at Airport; and,

         WHEREAS, Airline desires to lease certain premises, facilities, rights and privileges and to use the Airport in connection with the operation of its Air Carrier Service and Lessor is willing to lease such premises, facilities, rights and privileges and to grant the use of the Airport to Airline for such purposes upon the terms and conditions hereafter stated; and,

         WHEREAS, Airport is now operating with all Airlines on a residual cost rate formula but plans to convert to a modified residual rate formula as early as practicable so that the revenues received from operating the airfield and the passenger terminal facilities are allocated in accordance with the cost of the provision and operation of those facilities;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained to be observed and performed, the parties hereto hereby formally covenant, agree and bind themselves as follows:

                                    ARTICLE I

                                      TERM

         The term of this Agreement shall be for a period of 14 years, 4 months and 16 days, commencing on August 15, 1994 and terminating at the end of December 31, 2008.

                                   ARTICLE II

                     LESSOR TO MAINTAIN AND OPERATE AIRPORT

         Throughout the term of this Agreement, Lessor shall operate, maintain, manage and control the Airport in a first class, efficient, economical and businesslike manner. Such operation, maintenance, management and control shall comply with all pertinent requirements of the Federal Aviation Administration, or successor in duties related thereto, and shall include without limitation the adequate and proper operation and maintenance of the land, runways, taxiways, navigation aids, lighting, equipment, entrances, exits, roads, parking areas and all other public facilities and appurtenances within the boundaries of the Airport.

                                   ARTICLE III

                                RIGHTS OF AIRLINE

         Lessor does hereby grant to Airline the non-exclusive use of the Airport, in common with other users of the Airport.

         In addition, but not as a limitation upon the generality of any other provision hereof, Airline may use the Airport, excepting those areas exclusively leased to others, for the following specific purposes:

         (a)      The operation of its Air Carrier Service;

         (b) The landing, taking off, flying over, taxiing, pushing, towing, parking, loading and unloading of aircraft and other equipment, including the right to handle all or part of the operation or services of another airline;

         (c) The repairing, maintaining, conditioning and servicing of aircraft and other equipment;

         (d) The sale of air transportation tickets and service, conveniences and facilities related to air travel and the processing of passengers and their baggage for air travel; the sale, handling and providing of mail, freight and express services and conveniences related thereto and the performance of other activities connected with the operation of its Air Carrier Service;

         (e) The training at the Airport of personnel in the employ of or to be employed by Airline, and the testing of aircraft and other equipment owned or operated by Airline such training and testing to be incidental to the use of the Airport in the operation by Airline of its Air Carrier Service provided, however, that such training and testing will not unreasonably hamper or interfere with the use of the Airport and its facilities by other users entitled to the use of the same;

         (f) The sale, disposal or exchange of Airline's aircraft, engines, accessories, aviation fuels, ground vehicle fuels, oil, greases, lubricants, and other materials, supplies and equipment related to its Air Carrier Service;

         (g) The full right to purchase at the Airport, or elsewhere, from any person, or company, of its choice, its lubricating oil, greases, and all other materials and supplies and services; and no charges, fees, licenses, exercise or operating taxes, tolls, or charges upon any such purchases shall be charged or collected by Lessor from Airline, or from any other person for the privilege of, or in connection with the purchasing, handling, loading, unloading, storing, servicing, using, or transporting, to, from, or at, the Airport, such materials and supplies, or other property in connection with Airline's business;

         (h) The servicing by Airline, or its suppliers, at appropriate locations, of aircraft and other equipment, owned, or operated, by Airline, or its suppliers of materials and furnishers of services; by truck, or otherwise, with aviation fuel, ground vehicle fuel, lubricating oil, greases, and all other materials and supplies and services required by Airline in the conduct of its Air Carrier Service; such right shall include, without limiting the generality hereof, the right to erect, or install and maintain on the Airport, adequate storage facilities for such aviation fuel, ground vehicle fuel, lubricating oil, greases and other materials and supplies, at convenient locations, in accordance with insurance underwriters' standards, together with the necessary pipes, pumps, motors, filters and other appurtenances incidental to the use thereof; such structures and appurtenances to be and remain the severable property of Airline.

         (i) The loading and unloading of persons, property and mail by such motor vehicles, or other means of conveyance as Airline may require in the operation of its Air Carrier Service and Airline may designate the particular carrier, or carriers, which may transport Airline's employees, property, mail, express and freight, to, from and on the Airport;

         (j) The right to install and operate identifying signs on the Airport and the general type, design and location thereof to be subject to the approval of Lessor;

         (k) The right to install, maintain and operate, in, on and about the Airport, such radio communications, meteorological and aerial navigation equipment and facilities as may be necessary, or convenient, for its operation; such equipment and facilities to be located in areas leased to Airline for its exclusive use, or on such other portions of the Airport as may be designated for that purpose by Lessor;

         (1) Such rights of way as it may require for communications controls, teletype, telephone, interphone, pneumatic tubes and power lines, in and between the Passenger Terminal Building and other points on the Airport, provided, however, that the location of such rights of way shall be subject to the approval of Lessor;

         (m) The conduct of any other function, or operation, reasonably necessary to the proper performance and operation by Airline of its Air Carrier Service;

         (n) The full, free and unobstructed ingress to and egress from the Airport and all premises leased exclusively or preferentially to it, or in common with others; subject to the provisions of
                  Article XI herein, which provides for Rules and Regulations of Lessor; for Airline, its employees, passengers, invitees, suppliers of materials and furnishers of services; its, or their, aircraft, equipment, vehicles, or machinery and furnishers of services; provided, however, that such rights shall not be construed to prevent Lessor from charging ground vehicle parking fees to the public in the area designated by Lessor for public parking. Ground vehicle parking charges to Airline's employees, if applicable, are covered elsewhere herein.

         (o) Airport reserves the right to charge all users of the Airport, except Airlines its employees, Airline's suppliers of materials and furnishers of services, a minimum parking fee for ground vehicles to enter the Airport.

         Nothing herein contained shall be construed to mean that Airline is authorized to conduct a business of any kind on the Airport except its Air Carrier Service and nothing herein contained shall be construed as authorizing Airline, in its conduct of its business, to interfere, unreasonably, with other persons, or tenants, lawfully using, or leasing, Airport facilities.

                                   ARTICLE IV

                           PASSENGER TERMINAL BUILDING

         Lessor hereby leases to Airline the areas in the Passenger Terminal Building area as set forth on Exhibit B, which is attached hereto; for which Airline shall pay monthly rentals, in advance, as set forth on Exhibit C which is attached hereto; for the time periods specified on the said Exhibit C.

         Services, Utilities and Maintenance - Lessor and Airline shall each respectively furnish in the Passenger Terminal Building the services, utilities and maintenance, and pay the costs and expenses therefor, as indicated on Exhibit D attached hereto.

         Employee Ground Vehicle Parking - Lessor shall make available to Airline's employees reasonably adequate automobile parking facilities. Lessor may, at its discretion, charge Airline's employees a parking fee, to recover its costs and expenses for providing such parking facilities.

         Rent for Aircraft Loading Positions - Lessor has the right to include the charges for the use of the aircraft loading and unloading positions serving the Passenger Terminal Building, (herein referred to as "Aircraft Loading Positions" in the singular as well as in the plural form;) in the Landing Fee Rate, or to negotiate a separate rental, or use charge, therefor, at any time that the Landing Fee rate is established.

         Use of Aircraft Loading Positions and Passenger Hold Rooms - Airline is granted the preferential use of the Aircraft Loading Position designated on Exhibit B, which is attached hereto, for loading and unloading aircraft. Lessor retains the right to permit other authorized airlines to use the Aircraft Loading Position for loading and unloading aircraft and to use the Passenger Hold Room related thereto for the processing of passengers, when it is not required by Airline for such purpose. Airline covenants to use its best efforts to minimize its time of usage of such facilities and to remove its aircraft promptly when they are not being loaded, or unloaded, from the Aircraft Loading Position, and to make available the use of the related Passenger Hold Room (including any Passenger Loading Bridge which may be attached thereto), whenever

Lessor notifies it that the said Aircraft Loading Position and related Passenger Hold Room, are required for loading, or unloading, aircraft of other authorized airlines. Whenever such facilities are used by others, Airline has the right to charge such other users its reasonable costs and expenses related to providing such facilities. Airline agrees to submit to Lessor a schedule of its charges for the use of such facilities during the following year. However, Airline shall not have the right to make a use charge for the Aircraft Loading Position if the use thereof is included in the Landing Fee Rate and Lessor makes no separate rental, or use, charge to Airline, therefor.

         Flights originating at Airport will not be parked on an Aircraft Loading Position for a period of time longer than one hour prior to such flight's scheduled departure, if the Lessor advises that such is required for loading, or unloading, aircraft of others not having such facilities available for their use during the time involved.

         Whenever Lessor requires Airline to move its aircraft from the Aircraft Loading Positions, Lessor will provide substitute parking facilities for such aircraft, of an adequate nature, in the event that Airline does not have space for such aircraft, on the premises which it leases on the Airport.

         If the Airport is required by an agency of the United States government to modify, or add to, the facilities exclusively or preferentially leased to Airline herein, or leased in common to Airline and other airlines herein; for safety, or other reasons; the expense of such, amortized over a reasonable period of time, will be charged to Airline as additional rental, at the time that the modifications, or additions, are made ready for beneficial use or occupancy.

                                    ARTICLE V

                        LANDING FEES AND LANDING FEE RATE

         Charges for the non-exclusive use of facilities, rights, licenses and privileges at Airport which are granted to Airline herein, except those expressly set forth herein and in separate lease agreements with Airline, shall be combined in and represented by Landing Fees which shall be determined by multiplying the Landing Fee Rate of Forty-Two and 95 Hundredth Cents ($.4295) per thousand pounds, times the total number of thousands of pounds of maximum certificated gross landing weight of Airline's aircraft actually landing at the Airport, in revenue service including training flight landings, during the preceding month; from August 15, 1994 through the end of December 31, 1994.

         Airline shall submit to Lessor not later than the 5th day of each month during the term hereof, a statement showing the information set forth below pertaining to Airline's actual landing of revenue and training flights at the Airport for the preceding month, and the Airline shall pay Landing Fees to Lessor promptly upon receipt of an invoice for such, as applicable:

         1. The number of aircraft actually landing at the Airport in revenue service and for training purposes, separately stated by types of aircraft, and whether such are in revenue, or training service.

         2. The number of enplaned passengers and the number of deplaned passengers, separately stated, and the pounds of enplaned mail, freight and express separately stated; and if available the pounds of deplaned mail, freight and express separately stated.

         The term "maximum certificated gross landing weight" of aircraft as used herein, shall mean the maximum landing weight as published by Airline in the then current Flight Operations Manual and approved by the Federal Aviation Administration, or its successor in duties, for landing such aircraft at the Airport.

                                   ARTICLE VI

                  ESTABLISHMENT OF RATES AND CHARGES IN FUTURE

         During the term hereof, Landing Fees and Terminal Rentals will be established annually for the ensuing one year period. Prior to the end of each fiscal year Commission will furnish to Airline a statement of estimated Airport Revenues and Expenses along with Commission's proposed budget for the following fiscal year for which new rates and charges are to be adopted. The information furnished to Airline will include the estimated rates and charges to be payable by Airline pursuant to the new budget. Also prior to the end of the fiscal year and prior to the adoption of the estimated rates and charges, Commission's representatives will meet with Airline and other signatory airlines to discuss the estimated revenues and expenses for the year ending, and the proposed budget for the new year and the resulting estimated rates and charges. Airline will have the opportunity to comment on and be heard with respect to the matters to be discussed at the meeting.

         Following such meeting Commission will adopt its new budget and proposed rates and charges after giving effect to the changes therein, if any, suggested by/pursuant to Airline's comments. Commission will provide Airline with a copy of the final budget and the new rates and charges to be effective in the new fiscal year: Provided, however, that the new rates and charges will not be finally adopted or placed into effect until after Commission's audited financial statements from the prior year have been accepted by Commission and Commission issues its letter to Airline establishing such new final rates and charges. From the first day of each new fiscal year Airline shall continue to pay rentals and landing fees at the prior year's rates until notified by Commission that the final rates are in effect. The final rates shall be retroactive to the first day of the new fiscal year and Commission will cause its invoice to Airline to be issued giving effect to such new rates, including a credit for any overpayment by Airline or an additional charge for any underpayment by Airline under the new schedule of rates and charges. When establishing such fees, rentals and charges it is agreed that the following principles shall be observed:

         1. The Airport is operated primarily for the benefit of the users thereof and in accordance with this premise it is the purpose of Lessor to establish fair and reasonable Airport rates, fees and charges for all such users which will return to Lessor, when added to other Airport income, sufficient revenues which will enable it to operate the Airport in a competent, efficient and economical manner, considering the factors set forth in this Article VI and elsewhere herein.

         2. Grants and participating funds from the United States of America, or an agency thereof, and grants and participating funds from the State of South Carolina, or an agency thereof, shall be applied to reduce the costs and expenses of the Airport before computing Airline's fees, rentals, or charges, hereunder.

         3. No depreciation will be charged to land which is considered to be a non-depreciating asset.

         4. Reasonable fees, rentals and charges, as appropriate, will be charged to all users of the Airport.

         5. Lessor agrees to use its best efforts to maximize concession revenue and ancillary income in order to help defray the expenses of the Airport.

         6. Consistent with good business practices Lessor agrees to use its best efforts to obtain the maximum amount of grants and participating funds for the Airport from the United States of America, or an agency thereof.

         7. Payments, coverage requirements, deposits into funds and accounts as required by future acts authorizing the issuance of bonds for Airport purposes will be chargeable as Airport expense following the date hereof, as provided for herein.

         8. Sound accounting principles recognizing the particular requirements of airports, consistently applied, will be used by Lessor for keeping the books, accounts and records of the Airport.

         9. The overhead and indirect expenses of Lessor will be determined and allocated equitably to the various cost centers of the Airport.

         10. Deficits or surpluses of the Airport during the preceding rate period will be carried forward and applied to increase or reduce, as the case may be, the fees, rentals and charges to be charged in the following rate period.

         11. Forecasted income and expenses for the Airport for the next ensuing rate period will be taken into consideration.

         12. Passenger boarding taxes, use fees or similar charges upon passengers using the Airport will be credited to the costs, expenses, financing and bond requirements of the Airport.

         13. The projects called for in the Airport's Master Plan as approved by the Federal Aviation Administration, may be undertaken by Lessor and the amortization of the costs and expenses related thereto, not covered by grants and participating funds from the United States of America, or an agency thereof; will be considered as Airport expense, including all payments and deposits required by authorizations for the issuance of bonds, payments to banks and other lenders and the amortization of Airport funds.

         14. Projects required by the Federal Aviation Administration for safety will be undertaken by Lessor when it is prudent to do so and the amortization of the costs and expenses related thereto, not covered by grants and participating funds from the United States of America, or an agency thereof; or the State of South Carolina, or an agency thereof; will be considered as Airport expense, including all payments and deposits required by authorizations for the issuance of bonds, payment to banks and other lenders and the amortization of Airport funds.

         15. Payments and deposits required by authorization for the issuance of bonds, or payments to banks and other lenders, will not be charged to Airport cost or expense, for projects that are not included in the then current Master Plan of the Airport, which has been approved by the Federal Aviation Administration; or are not required by Federal Aviation Administration for safety; unless such projects are entirely self-supporting through lease commitments made by the user or users, thereof, to make all payments required related thereto; unless such bonds or borrowing are approved by a Majority-In-Interest of the Airlines. A Majority-In-Interest of the

                  Airlines is defined to consist of a least one half in number of the airlines serving the Airport which have agreements in effect substantially similar to this one, which collectively enplaned at least fifty percent of the passengers at the Airport during the preceding calendar year.

         16. Principal and interest on the bonds which fall due as set forth on the attached Exhibit E will be treated for the purpose hereof as Airport expense.

         17. Lessor will furnish to Airline annually the proposed Airport budget for the following year as soon as it is available and in a reasonable time prior to its being adopted by Lessor, in order to provide Airline with sufficient opportunity to provide comments and to present objections thereto, if it desires to do so.

         18. Beginning on January 1, 1992 the Airport rate base will be increased by an amount equal to the discount previously granted airlines, having agreements substantially similar to this one with Lessor, serving the Airport, during the period January 1, 1979 through the end of December 31, 1981, as set forth on Exhibit F, which is attached hereto. The said discount will be computed in accordance with the provisions of Exhibit F and the total amount so computed will be amortized over a period of ten (10) years, without interest, and will be deposited in the Capital Fund as set forth in Article V herein, and will not be treated as surplus income when establishing rates and charges in the future years as provided for in this Article.

         19. The gross revenues derived from the Airport shall be used solely for the operation, maintenance, improvement, acquisition of equipment and supplies, management, expansion and financing requirements of the Airport.

         20. All costs and expenses associated with screening passengers, other persons, baggage and hand-carried objects, entering the aircraft boarding areas of the Passenger Terminal Building, pursuant to applicable Federal Air Regulations; will be paid for by Airline, on a pro rata basis with other airlines serving the Airport; which airlines are required to, or actually do, use the passenger screening facilities.

         21. Lessor agrees to exercise prudence in the operation, maintenance, improvement, expansion, management and financing of the Airport.

         There is currently pending a resolution to a controversy involving interpretation of the Airport Use and Lease Agreement with Delta Air Lines, USAir Air Lines, United Air Lines, and American Airlines. Airline agrees that resolution of that issue may effect signatory rates and charges hereunder and agrees that it will participate in such additional charges as may be ordered or agreed to between the parties or receive reductions in signatory airline rates as may occur.

                                   ARTICLE VII

                                NO OTHER CHARGES

         Lessor agrees that no rents, fees, charges, or tolls, other than those expressly provided for in this Agreement or other Agreements between Lessor and Airline; shall be charged or collected by it from Airline, from Airline's passengers, employees, suppliers of materials, or furnishers of services; for the use of any of the premises, facilities, licenses and privileges expressed in or reasonably inferred from these presents, or for any of the services required to be performed by Lessor; the rents, fees and charges expressly provided herein, being full and complete consideration and compensation to Lessor for the use of said premises, facilities, licenses and privileges and the performance of said services.

         Notwithstanding the foregoing, Lessor has the right to make a separate and additional charge to Airline, for additional facilities leased to it; for its exclusive use, preferential use or for common use with other airlines, or other users; not expressly covered herein; provided such is included in a written agreement.

         In the event that the Congress of the United States shall permit, or it shall otherwise become lawful at any time in the future; to assess and collect a head tax, passenger boarding tax, use fee, or similar charge upon passengers using the Airport, or any of its facilities, or services; this provision shall not limit the right of Lessor to assess and collect such tax, fee or charge.

                                  ARTICLE VIII

                                 QUIET ENJOYMENT

         Lessor agrees that on payment of the rents, fees and other charges provided for herein and the performance of the covenants and agreements on the part of Airline to be performed hereunder, Airline shall peaceably have and enjoy the premises, appurtenances, facilities, rights, licenses and privileges granted herein.

                                   ARTICLE IX

                              INSPECTION BY LESSOR

         Lessor may enter upon any premises which are leased exclusively or preferentially to Airline, or jointly to Airline and others, at any reasonable time, for any purpose necessary, incidental to, or connected with, the performance of its obligations hereunder, or in the exercise of its governmental functions as it relates to public health, safety and general welfare of the Airport.

                                    ARTICLE X

                     INDEMNIFICATION AND LIABILITY INSURANCE

         Airline shall protect, defend and hold Lessor completely harmless from and against any and all liabilities, losses, suits, claims, judgments, fines or demands arising by reason of injury or death of any person or damage to any property, (including but not limited to attorney fees, court costs, and expert fees), of any nature whatsoever arising out of or incidental to this Lease and the use or occupancy of the Premises or the acts or omissions of Airline's directors, officers, agents, employees, contractors, subcontractors or licensees; however, the above indemnity shall not apply to any injury, death or damage caused by the negligence or wilful misconduct of Lessor, its commissioners, directors, officers, agents and employees, Lessor shall give reasonable notice of any such claims or actions. The provisions of this section shall survive the expiration of early termination of this Lease.

         Airline agrees to carry and keep in force public liability insurance with an insurance company of recognized responsibility covering personal injury and property damage to protect the Lessor, its commissioners, directors, agents, officers and employees from liability covered by the indemnification provisions of this Article. Without limiting its liability as aforesaid, Airline agrees to carry and keep in force such insurance with limits of liability for death, personal injury and property damage in a sum not less than Fifty Million and No/100 ($50,000,000.00) Dollars with the Lessor and its commissioners, directors, officers, agents and employees as additional named insured. The aforesaid minimum amounts may be reviewed from time-to-time by the parties hereto and adjusted so as to be adequate after consultation with an insurance underwriting consultant. Airline will furnish Lessor with proper certification that such insurance is in force.

                                   ARTICLE XI

                                LETTER OF CREDIT

         Airline covenants and agrees that no later than fourteen (14) calendar days from the date of Airline's execution of this Agreement, Airline will provide Airport an irrevocable Letter of Credit in the form of Exhibit G. The Letter of Credit shall name the Richland-Lexington Airport District as beneficiary and shall be in a stated amount of not less than three (3) months' pecuniary obligation calculated by reference to Exhibit C and Article V.

         If at any time Airline fails to make timely payment under the terms of this Agreement, Airport may draw on the Letter of Credit or any portion of it for payment or to compensate Airport for any damages sustained by Airport resulting from Airline's default. Airline shall immediately on demand provide Airport with another irrevocable Letter of Credit equal to that portion of the Letter of Credit expended or applied by Airport to bring payments current or cure such default as to maintain an irrevocable Letter of Credit in the sum initially provided to Airport. Airport's obligations to Airline with respect to the Letter of Credit are those of a beneficiary and not a creditor or trustee.

         Airline's failure to provide Airport with a Letter of Credit within the period stated herein shall be deemed a material default of this Agreement's terms, covenants, and conditions and upon the happening of same this Agreement shall be terminated without further notice to Airline.

                                   ARTICLE XII

                              RULES AND REGULATIONS

         Lessor may adopt and enforce reasonable rules and regulations, which Airline agrees to observe and obey, with respect to the use of the Airport and appurtenances, together with all facilities, improvements, equipment and services of the Airport for the purpose of providing for safety, good order, good conduct, sanitation and preservation of the Airport and its facilities; provided that such rules and regulations are not inconsistent with the rules, regulations and orders of the Federal Aviation Administration, or its successor in duties, with respect to aircraft operations at the Airport; and provided further that such are not inconsistent with the provisions of this Agreement, or other agreements with Airline at the Airport; or the procedures prescribed, or approved, from time-to-time by the Federal Aviation Administration, or its successor in duties, with respect to the operation of aircraft operated by Airline at the Airport.

                                  ARTICLE XIII

                            ASSIGNMENT AND SUBLETTING

         Airline shall not assign this Agreement, or any part thereof, without the prior written approval of Lessor; provided, however, that Airline may, without such consent, assign this Agreement to any person, firm or corporation with which Airline may merge, or consolidate, or which may succeed to the business of Airline.

         Airline shall not sublet all or any part of the premises leased hereunder without the prior written approval of Lessor.

                                   ARTICLE XIV

                                  FORCE MAJEURE

         Neither Lessor, nor Airline, shall be deemed in violation of this Agreement if it is prevented from performing any of its obligations hereunder by reasons of strikes, boycotts, labor disputes, embargoes, shortages of material, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, floods, riots, rebellions, acts of sabotage, or any other circumstances for which it is not responsible, or which are not in its control; provided, however, that this Article does not apply to failure by Airline to pay the rentals, fees and charges set forth herein. In any such case, a prompt written notice shall be given to the other party of the existence of such cause and of readiness to resume performance upon the removal, or non-existence thereof.

                                   ARTICLE XV

                             SURRENDER OF POSSESSION

         Airline agrees to yield and deliver to Lessor possession of the premises leased exclusively, preferentially, or in common with others, at the termination of this Agreement, by expiration or otherwise, or of any renewal or extension thereof, in good condition in accordance with its express obligations hereunder, except for reasonable wear and tear, fire or other casualty, and Airline shall have the right any time during said term, or any renewal or extension hereof, and for thirty (30) days after the termination hereof, to remove its trade fixtures and equipment situated on the premises which were installed, or placed by it, at its expense, in, on, or about, the premises leased hereunder; subject, however, to any valid lien which Lessor may have thereon for unpaid rents, fees, or charges.

                                   ARTICLE XVI

                             CANCELLATION BY LESSOR

         Lessor may cancel this Agreement and terminate all of its obligations hereunder at any time that it is not in default upon or after the happening of any of the following events:

         (a)      Airline shall file a voluntary petition in bankruptcy; or

         (b) Proceedings in bankruptcy shall be instituted against Airline and Airline is hereafter adjudicated bankrupt pursuant to such proceedings; or

         (c) A court shall take jurisdiction of Airline and its assets pursuant to proceedings brought under the provisions of any Federal reorganization act; or

         (d)      A receiver of Airline's assets shall be appointed; or

         (e) Airline shall be lawfully divested of, or prevented by any final action of any cognizant Federal, or State Authority, from conducting and operating its Air Carrier Service at the Airport; or

         (f) Airline voluntarily abandons its conduct of its Air Carrier Service at the Airport for a period of thirty days, except if such is due to a labor strike, or labor dispute, in which Airline is involved; or

         (g) Any assignment is made by Airline for the benefit of its creditors; or

         (h) The material default by Airline of any of the covenants or agreements herein contained and the failure of Airline to remedy such default as hereinafter provided. In the event of such material default Lessor may give Airline notice in writing to correct such default and if such default shall continue for sixty days after the receipt of such notice by Airline (except where fulfillment of its obligation requires activity over a period of time and Airline shall commence to perform whatever may be required for the fulfillment within forty-five days after the receipt of notice and continues such performance without interruption, except for causes beyond its control), Lessor may, after the lapse of said sixty day period, cancel this Agreement, without forfeiture, waiver, or release of Lessor's rights to any sum of money due under the provisions of this Agreement.

                                  ARTICLE XVII

                             CANCELLATION BY AIRLINE

         Airline may cancel this Agreement and terminate all of its obligations hereunder at any time that Airline is not in default in the payment of any rentals, fees, or charges, to Lessor hereunder, by giving Lessor twenty (20) days written notice if Airline shall be prevented from operating its Air Carrier Service to and from the Airport by reason of its inability to use a substantial part, or all, of the runways, taxiways and Aircraft Loading Positions; as hereinafter set forth:

         (a) For a period of longer than thirty (30) consecutive days, resulting from any condition of the Airport not due to the fault of Airline; or

         (b) For a period of longer than ninety (90) consecutive days, resulting from a permanent injunction issued by any court of competent jurisdiction; or

         (c) For a period of longer than ninety (90) consecutive days, resulting from any order, rule, or regulation, of the Federal Aviation Administration or any governmental agency having jurisdiction over the operations of Airline at the time, with which Airline is unable to comply at reasonable cost, or expense.

         Airline may also cancel this Agreement if any governmental agency having jurisdiction over the operations of Airline at the time, suspends for a period of sixty (60) days, or longer; cancels; or terminates Airline's right to serve the Airport; unless Airline voluntarily sought, or failed to take reasonable action to prevent, such suspension, cancellation, or termination.

         If Lessor shall fail to perform any of its obligations under this Agreement within thirty (30) days after receipt of notice of default thereunder from Airline (except where fulfillment of its obligation requires activity over a period of time and Lessor shall commence to perform whatever may be required for fulfillment within twenty (20) days after the receipt of notice and continues such performance without interruption, except for causes beyond its control) then Airline may terminate this Agreement, such termination to be effective upon the date set forth in such notice.

                                  ARTICLE XVIII

                    DAMAGE OR DESTRUCTION OF LEASED PREMISES

         If any property, part or all of which is leased to Airline, shall be partially damaged by fire or other casualty but not rendered untenantable, the same shall be repaired with due diligence by the Lessor at its own cost and expense, unless such fire or other casualty was caused by the negligence of Airline; if the damage shall be so extensive as to render part or all of such premises untenantable but capable of being repaired in sixty (60) days, the same shall be repaired with due diligence by the Lessor at its own expense, and the rent payable hereunder shall be proportionately paid up to the time of such damage and shall thenceforth cease as to the untenantable premises until such time as they shall be tenantable; and in case such property, or any part thereof, is completely destroyed by fire or other casualty or so damaged as to remain untenantable for more than sixty (60) days, at the option of Airline either (1) said premises shall be repaired or reconstructed with due diligence by the Lessor at its own cost and expense and the rent payable hereunder for the destroyed premises shall be proportionately paid up to the time of such damage or destruction and shall thenceforth cease until such time as the premises shall be put in order; or (2) within ninety (90) days after the time of such damage or destruction and before the said premises shall be put in order and before contract for repair or reconstruction thereof has been signed, the Airline shall give Lessor notice of its intention to cancel this Agreement in its entirety, or the portion thereof relating to such property, shall forthwith cease and terminate.

                                   ARTICLE XIX

                          RIGHT TO CONVERT RATE FORMULA

         Notwithstanding any other provision in this Agreement, the Airport reserves the right to convert from its current residual cost rate formula to a modified residual rate formula which will provide for rates and charges based on a determination of the cost of provision of and operating the airfield and the passenger terminal facilities and other facilities used by Airline by allocating these costs to other airlines and this Airline in proportion to their use of airfield and passenger terminal facilities at Airport. This modification shall not take place until sixty (60) days after the Agreement is reached with other Airlines operating at the Airport to the adoption to the modified residual rate system or a modification of same.

                                   ARTICLE XX

                              NON WAIVER OF RIGHTS

         Continued performance by either party hereto pursuant to the terms of this Agreement after a default of any of the terms, covenants and conditions herein contained to be performed, kept or observed, by the other party hereto, shall not be deemed a waiver of any right to cancel this Agreement for any subsequent default and no waiver of any such default shall be construed or act as a waiver of any subsequent default.

                                   ARTICLE XXI

                              INVALIDITY OF CLAUSES

         The invalidity of any portion, paragraph, provision, or clause of this Agreement, shall have no effect upon the validity of any other part, or portion hereof.

                                  ARTICLE XXII

                               APPROVAL BY LESSOR

         Wherever the approval of Lessor is called for herein it is understood and agreed that such approval shall be in writing and shall not be unreasonably withheld.

                                  ARTICLE XXIII

                                    HEADINGS

         The Article title shown in this Agreement is inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.

                                  ARTICLE XXIV

                                   EQUAL TERMS

         Lessor covenants and agrees that if it enters into any contract, agreement, or lease; with any other Airline which offers to the public the same or substantially the same scheduled daily passenger service at the Airport, containing more favorable terms than those set forth in this Agreement; or if Lessor grants to any other such air transportation operator, or Airline; rights, licenses, or privileges with respect to the Airport; which are more favorable than those accorded to Airline; then the same terms and conditions will automatically and concurrently be made available to Airline.

                                   ARTICLE XXV

              TITLE TO AIRLINE INSTALLED IMPROVEMENTS AND PROPERTY

         As to improvements and property installed and paid for by Airline under the terms of this Agreement, Airline will retain title to all of its trade fixtures and equipment only, except as may otherwise be provided for in this Agreement, or other Agreements, between the parties hereto.

                                  ARTICLE XXVI

                            ALTERATIONS AND ADDITIONS

         Airline shall make no alterations, or additions, to its premises leased hereunder without the prior written approval of Lessor.

                                  ARTICLE XXVII

                              LICENSES AND PERMITS

         It is agreed that any licenses, permits, or documentary stamps required shall be paid by Airline.

                                 ARTICLE XXVIII

                                     NOTICES

         Notices to Lessor provided for herein shall be in writing and shall be sufficient if sent by registered, or certified, mail, postage prepaid; or by hand, addressed to and receipted for by Lessor, as follows:

                               Executive Director
                          Columbia Metropolitan Airport
                                 P.O. Box 280037
                       Columbia, South Carolina 29228-0037

and to Airline as follows:

                                 Air South, Inc.
                            Office of General Counsel
                        1800 St. Julian Place, Suite 400
                         Columbia, South Carolina 29204

                                  ARTICLE XXIX

                            CHARGES FOR LATE PAYMENT

         Time is of the essence for the payment of all charges hereunder. Should Airline fail to make payment on statements so that it is received by Lessor by no later than thirty (30) days of its due date, the sum shall be adjudged to be past due and a late penalty of one and one-half (1 1/2%) percent shall be due and payable. Thereafter, a late penalty of 1 1/2% per month shall continue to accrue until paid.

                                   ARTICLE XXX

                                 ATTORNEY'S FEES

         In the event of any action, suit or proceeding brought to collect the rentals and fees (or any portion thereof) due or to become due hereunder, to take possession of the demised premises, to enforce compliance with this Agreement, or for failure to observe any of the covenants of this Agreement, Airline shall pay Lessor's attorney fees in such sum as the Court may adjudge reasonable for attorney's fees to be allowed in said suit, action or proceeding.

         IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

ATTEST:                                    LESSOR:
                                           RICHLAND-LEMNGTONAIRPORTDISTRICT

/s/                                    BY: /s/ H. Ray Horn
-----------------------------------        -------------------------------------
Secretary                                    Chairman

/s/                                    BY: /s/
-----------------------------------        -------------------------------------
                                             Executive Director

ATTEST:                                AIRLINE:
                                       AIR SOUTH, INC.

/s/                                    BY: /s/
-----------------------------------        -------------------------------------
                                       Title   Chief Financial Officer
                                             -----------------------------------

APPROVED AS TO FORM:

/s/
-----------------------------------
Attorney for RLAD

  August 12, 1994
-----------------------------------
Date

                                  [ROAD MAP]

AS4
                                 SQUARE      1994 RATE    1994 ANNUAL   1994 MONTHLY
1994 AIR SOUTH RATE                FEET     PER SQUARE       INVOICED       INVOICED
SIGNATORY AIRLINE RATES          LEASED           FOOT         CHARGE         CHARGE
8/01/94                    (PER DRAWING)
---------------------------------------------------------------------------------------
AIR SOUTH
------------
SECOND LEVEL
------------
TICKET COUNTER                    210.00         $33.19      $6,969.90        $580.83
OFFICE                            510.00         $24.90     $12,699.00      $1,058.25
BAGGAGE MAKE-UP                   277.00         $23.19      $6,423.63        $535.30
CANOPY                            980.00         $10.49     $10,280.20        $856.68
                            -------------                ------------------------------
SUB TOTAL                       1,977.00                    $36,372.73      $3,031.06
                            -------------                ------------------------------

LOWER LEVEL
-----------
COMMON BAG CLAIM                  482.00         $25.63      $12,353.66      $1,029.47
BAGGAGE OFFICE                      0.00         $24.90           $0.00          $0.00
                            -------------                ------------------------------
SUB TOTAL                         482.00                     $12,353.66      $1.029.47
                            -------------                ------------------------------
EAST CONCOURSE
--------------
HOLD ROOM GATE 11               3,853.00         $27.34     $105,341.02      $8,778.42
OPERATIONS                        708.00         $20.01      $14,167.08      $1,180.59
RAMP STORAGE                      333.00         $16.60       $5,527.80        $460.65
                            -------------                ------------------------------
SUB TOTAL                       4,894.00                     125,035.90      10,419.66
                            -------------                ------------------------------
TOTALS                          7,353.00                     173,762.29      14,480.19
                            =============                ==============================



(Per Article V, Landing Fees For 3 Months Estimated at $22,000)



                                                                  EXHIBIT C
                                                                  AUGUST 1, 1994

                 [TERMINAL BUILDING FLOOR PLAN - MAIN LEVEL]

               [TERMINAL BUILDING FLOOR PLAN - CONCOURSE LEVEL]

                          COLUMBIA METROPOLITAN AIRPORT
                    Passenger Terminal Space Usage & Services


TERMINAL


Airfine Leased Space                                                       S Q U A R E       F E E T
------------------------------------------------------------------------------------------------------------------------------------
SECOND LEVEL                                        Delta            American          USAir             United           Air South

Ticket Counter Area                                    632               158              396               177               210
Offices                                              1,110               587              963               547               510
Baggage Make Up                                      1,269               225              883               271               277
Canopy                                                 745               144              279               275               980
TOTAL                                                3,756             1,114            2,521             1,270             1,977

LOWER LEVEL

Offices                                                211               527              225               229
Common Bag Claim                                    4,893.58           1,117.85         2,578.53          1,040.04            482
TOTAL                                               5,104.58           1,644.85         2,803.53          1,269.04            482

CONCOURSE

Hold Rooms                                           4,477             2,492            3,156             1,930             3,853
Operations                                           1,729               643            1,195               141               708
Crown Room                                             822              --               --                --                --
Maintenance                                            397              --               --                --                --
Ramp Storage                                           918               154               58               333             1,463
Employee Lounge                                        358              --               --                --                --
TOTAL                                                8,701             3,289            4,409             2,071             4,894
GRAND TOTAL                                         17,561.58          6,047.85         9,733.53          4,610.04          7,353

TERMINAL
                                                                                                  SERVICE PROVIDED

Airfine Leased Space                                                                  A=Airport                      T=Tenant
------------------------------------------------------------------------------------------------------------------------------
SECOND LEVEL                                        TOTAL              Cleaning      Electricity      Relarnping         ACMQ

Ticket Counter Area                                  1,573                 T               A               A               A
offices                                              3,717                 T               A               A               A
Baggage Make Up                                      2,925                 T               A               A               A
Canopy                                               2,423
TOTAL                                               10,638

LOWER LEVEL

Offices                                              1,192                 T               A               A               A
Common Bag Claim                                    10,112                 A               A               A               A
TOTAL                                               11,304

CONCOURSE

Hold Rooms                                          15,908                 A               A               A               A
Operations                                           4,416                 T               A               A               A
Crown Room                                             822                 T               A               A               A
Maintenance                                            397                 T               A               A               A
Ramp Storage                                                               T               A               A               A
Employee Lounge                                        358                 T               A               A               A
TOTAL                                               23,364

GRAND TOTAL                                         45,306


                        COLOMBIA METROPOLITAN AIRPORT
                    INCOME REQUIREMENTS - 1979, 1980, 1981


1979                            1980                            1981
----                            ----                            ----
,307,220                        $1,436,175                      $1,536,708 Maintenance & Operation Costs

734,397                            734,397                         734,397 Average Bond Debt Service
                                                                              (See Exhibit E)
-189,067 (25.6% off)              -269,139 (36.6% off)             -344,752 (46.9% off) Total Debt Service
                                                                           discount = $802,958 to be
                                                                           added  to Landing Fees beginning
                                                                           Jan. 1,  1992 and amortized over 10
                                                                           years without interest.
--------------------            ------------------------        ----------------
852,550                         $1,901,433                      $1,926,353

546,320                        -$1,546,320                     -$1,546,320 Credit Estimated 1978 Income

121,920                           -121,920                        -121,920 Credit Estimated Interest
                                                                           Income

--------------------            ------------------------        ----------------
668,240                        -$1,668,240                     -$1,668,240 Total Credit

184,310                         $  233,193                      $  258,113 Added Revenue, over 1978
                                                                           Estimated Income, required to
                                                                           break even (Line 4 minus Line 7)

                                                        *******************
86,280                          $   86,280                      $  86,280  Credit Budget Forcast of Revenue
                                                                           increase in 1979 vs. 1978 (See page
                                                                           3 of Budget)

   -                                48,883                         73,803  Projected Concession Increase over
                                                                           1979 - airline forecast increase in passenger
                                                                           @ $1.04 to Airport

51,935                              59,935                         51,935  Added Rent produced by increased square
                                                                           footage of bag claim area occupied 10-1-78
                                                                           at rate of $7.75 per square foot

--------------------            ------------------------        ----------------
38,215                          $  187,098                      $ 212,018

                                                        *******************

34,310                          $  233,193                      $ 258,113  Line 8 above

38,215                            -187,098                       -212,018  Line 12 above

--------------------            ------------------------        ----------------
46,095                          $   46,095                      $  46,095  Net added income from Landing Fees
                                                                           to break even

3.5c                                   3.5c                           3.5c Added Landing Fee Rate required to break
                                                                           even: 1c = $13,170 of Landing Fee in 1978

80.0c                                +30.0c                         +30.0c Landing Fee Rate 1978
--------------------            ------------------------        ----------------
83.5c                                 33.5c                          33.5c Total Landing Fee Rate required to break
                                                                           even.



                        (ENCLOSED FOR INFORMATION ONLY)           EXHIBIT F
                                                                  APRIL 28, 1979

                                    EXHIBIT G

                          IRREVOCABLE LETTER OF CREDIT

Irrevocable Letter of Credit Number:      _____________________________

                                          _____________________________

Date:

To:                                     The State of South Carolina
                                        Richland-Lexington Airport District
                                        Post Office Box 280037
                                        Columbia, South Carolina 29228-0037

From:            Bank:           _________________________________________

                 Address:        _________________________________________

                                 _________________________________________

                 Authorized      _________________________________________

                 Signature:      _________________________________________

                 Title:          _________________________________________


         We have established this irrevocable letter of credit solely in favor of the Richland-Lexington Airport District for drawings up to $________ U.S. Dollars (Currency and Amount in Words:_____________________ ) and expiring on close of business on _____________, provided that this letter of credit shall be deemed automatically extended without amendment for one year from the expiration date, or any future expiration date, unless sixty (60) days prior to the expiration date, the advising bank notifies the Richland-Lexington Airport District that it elects not to consider this letter of credit renewed for such additional period.

         This undertaking is not subject to any condition or qualification. The obligation of this bank under this letter of credit shall be the individual obligation of the bank, and no way contingent upon reimbursement with respect thereto. This letter of credit shall be governed by the laws of South Carolina, and any legal proceedings initiated with respect to payment of this letter of credit shall be brought in the State of South Carolina, County of Lexington, subject to the laws of the State of South Carolina.

--------------------------------------------------------------------------------
                                  BANK USE ONLY

Approved:________________    City:______________     Date:__________________

_________________________    Telephone:_________     Fee:___% RC
Account Officer

Second                       Charge DDA#:_______     Purpose/Collateral Code:__
Level
Approval:________________    Facility ID:_______     Credit Grade:

_________________________                            Customer SIC Code:
(Print Name and Title)

                                                                       Exhibit G

                       RICHLAND-LEXINGTON AIRPORT DISTRICT
           SCHEDULE OF GENERAL LONG-TERM DEBT PROJECTED DEBT SERVICE
                          Year Ended December 31, 1985

                        Bond      Maturity      Schedule
                        --------------------------------

Year
Ending
December 31                 Principal           Interest            Total
-----------                 ---------           --------            -----

   1985                    $  420,000        $  154,595          $  574,595
   1986                       420,000           132,370             552,370
   1987                       400,000           109,700             509,700
   1988                       400,000            88,600             488,600
   1989                       400,000            67,000             467,000
   1990                       410,000            45,000             455,000
   1991                       410,000            22,500             432,000
                           ----------        ----------          ----------

                           $5,760,000        $2,001,889          $7,761,889





                                                                       EXHIBIT E